COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                 PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS


                                                                                     12 Months Ended
                                                   ---------------------------------------------------------------------------
                                                      March       December     December      December    December     December
                                                      1998          1997         1996          1995        1994         1993
                                                   ------------  -----------   ---------     --------    --------     --------
                                                                                (In Thousands of Dollars)

Net Income ..................................       $  290.8     $  282.8     $  310.8     $  338.0     $ 323.6     $  309.8
Taxes on Income .............................          168.0        161.5        169.2        172.4       156.7        140.8
                                                      ------       ------       ------        -----       ------       ------
                                                    $  458.8     $  444.3     $  480.0     $  510.4     $ 480.3     $  450.6
                                                      ------       ------       ------        -----       ------       ------
Fixed Charges:
Interest and Amortization of
Debt Discount and Expense and
Premium on all Indebtedness .................       $  240.5     $  234.2     $  203.9     $  206.7     $ 204.2     $  199.4
Capitalized Interest ........................            7.5          8.4         15.7         15.0        12.4         16.2
Interest Factor in Rentals ..................            1.9          1.9          1.5          2.1         2.0          2.1
                                                      ------       ------       ------        -----       ------       ------
Total Fixed Charges .........................       $  249.9     $  244.5     $  221.1     $  223.8     $ 218.6     $  217.7
                                                      ------       ------       ------        -----       ------       ------


Preferred and Preference
Dividend Requirements: (1)
Preferred and Preference ....................       $   26.6     $   28.7     $   38.5     $   40.6     $  39.9     $   41.8
Dividends
Income Tax Required .........................           15.4         16.4         20.9         20.4        19.1         18.8
                                                      ------       ------       ------        -----       ------       ------
Total Preferred and Preference
Dividend Requirements .......................       $   42.0     $   45.1     $   59.4     $   61.0     $  59.0     $   60.6
                                                      ------       ------       ------        -----       ------       ------
Total Fixed Charges and
Preferred and Preference
Dividend Requirements .......................       $  291.9     $  289.6     $  280.5     $  284.8     $ 277.6     $  278.3
                                                      ======       ======       ======       ======       ======       ======

Earnings (2) ................................       $  701.2     $  680.4     $  685.4     $  719.2     $ 686.5     $  652.1
                                                      ======       ======       ======       ======       ======       ======


Ratio of Earnings to Fixed Charges                      2.81         2.78         3.10         3.21        3.14          3.00

Ratio of Earnings to Combined Fixed
      Charges and Preferred and Preference
      Dividend Requirements                             2.40         2.35         2.44         2.52        2.47          2.34


(1)   Preferred and preference dividend  requirements consist of an amount equal
      to  the  pre-tax   earnings  that  would  be  required  to  meet  dividend
      requirements on preferred stock and preference stock.

(2) Earnings are deemed to consist of net income that includes earnings of BGE's consolidated subsidiaries, equity in the net income of BGE's unconsolidated subsidiary, income taxes (including deferred income taxes and investment tax credit adjustments), and fixed charges other than capitalized interest.